Exhibit 10.13

bdc*

December 16, 2019

Li-Cycle Corp.

2351 Royal Windsor Dr.

Mississauga, ON

L5J 4S7

Attention of: Mr. Alay Kochhar

Re:    Letter of Offer of financing no. 165165-01 granted to Li-Cycle Corp.

Sir,

On the basis of the preliminary information obtained from the Borrower and subject to the acceptance of the present letter of offer of financing, as amended from time to time (the “Letter of Offer”), BDC Capital Inc. (“BDC Capital”), a wholly owned subsidiary of Business Development Bank of Canada (the “Bank”) is prepared to grant the following financing (the “Financing”).

FINANCING PURPOSE
Commercial Spoke 1 — Kingston Re-location and Expansion	$2,000,000
Commercial Spoke 2 — Rochester Build	$5,000,000
Operating and Working Capital	$7,000,000

$14,000,000
FUNDING
BDC Capital	$7,000,000
Equity — TechMet Ltd.	$6,500,000
Equity — Sustainable Chemistry Alliance, part of Bioindustrial Innovation Canada	$500,000

$14,000,000

No change to the Financing purpose or funding may be made without BDC Capital’s prior written consent. The proceeds of the Financing may only be used for this Financing purpose.

The Letter of Offer is open for acceptance until, December 30, 2019 (the “Acceptance Date”). Unless the Letter of Offer executed by the Financing Parties is received by BDC Capital no later than the Acceptance Date, the Letter of Offer shall automatically become null and void.

BORROWER:	Li-Cycle Corp. (the “Borrower”)

GUARANTORS:	Li-Cycle Inc. (the “Corporate Guarantor”) (the Corporate Guarantor are also sometimes collectively referred to herein as the “Guarantor(s)”).

FINANCING AMOUNT:	$7,000,000, in Canadian currency.

INTEREST RATE:

The Financing and all other amounts owed by the Financing Parties pursuant to the Financing Documents for which an applicable rate is not otherwise provided for herein shall bear interest at the following rate:

Fixed Rate

16.00% per year, being BDC Capital’s Base Rate on the date hereof of 5.95% per year plus a variance (the “Variance”) of 10.05% per year.

The Interest Expiration Date for this fixed interest rate plan is December 15, 2023.

INTEREST CALCULATION:

Interest shall be calculated daily on the outstanding principal, commencing on the date of the first disbursement, both before and after maturity, default and judgment.

Arrears of interest or interest on outstanding principal arrears shall bear interest at the higher of: ij the rate applicable to the Financing, or ii) BDC Capital’s Base Rate at the relevant time plus 5%. Interest on any overdue Fixed or Variable Component of the Additional Return and other amounts owing by the Financing Parties pursuant to the Financing Documents shall bear interest at the higher of: i) the rate applicable to the Financing, or ii) BDC Capital’s Base Rate at the relevant time plus 5%, with the exception of the management fees of the Financing and cancellation fees that will not bear interest. In all cases, interest on arrears shall be calculated daily and compounded monthly.

MATURITY DATE:	December 14, 2023 or the date on which the last principal payment hereunder is scheduled to be made, which ever date comes last, as amended from time to time (the “Maturity Date”).

REPAYMENT:

Instalments and Balloon Payment

Principal of the Financing shall be payable by way of consecutive monthly instalments commencing on December 15, 2020 and continuing up to and including the Maturity Date and by way of one balloon payment of $700,000, payable on the Maturity Date. The amounts of the principal instalments are as follows:

Instalments Nos.	Amount of Instalment
1-36	$175,000.00
37	$700,000.00

Accrued interest is payable monthly on the 15th day of the month (the “Payment Date”) commencing on the next occurring Payment Date following the first advance on the Financing.

On the Maturity Date, all other amounts owing pursuant to the Financing Documents will become due and payable.

PREPAYMENT:

The Borrower may prepay at any time all or part of the outstanding principal provided that the Borrower pays to BDC Capital:

(1) the full or partial amount of the Financing, as applicable,

(ii)  all interest, any Fixed Component of the Additional Return and any other fees then due, as applicable, and

(iii)  the Prepayment Bonus.

Partial prepayments shall be applied regressively on the then last maturing instalments of principal.

The occurrence of any event of default listed in Schedule A — SECTION VI resulting in BDC Capital demanding payment of the Financing prior to the Maturity Date will be deemed to be a prepayment, and the Borrower will pay to BDC Capital:

( ) the outstanding balance of the Financing,

(i) all interest, any Fixed Component of the Additional Return and any other fees then due, as applicable, and

(ii)  the Prepayment Bonus.

Notwithstanding any repayment, prepayment or deemed prepayment of the Financing, each Variable Component of the Additional Return, as defined hereafter, survives and remains payable, as if the Financing had not been repaid, prepaid or deemed prepaid. All obligations related to such Variable Components of the Additional Return as well as any security granted in connection therewith shall remain in full force and effect until all such obligations are fully satisfied.

ADDITIONAL RETURN FIXED COMPONENT OF THE ADDITIONAL RETURN COMPONENTS:

Payment in kind interest (the “PIK”):

In addition to the interest payable on the Financing, the Borrower will also pay to BDC Capital non-compounding interest at the rate of 3% per annum on the outstanding principal of the Financing commencing the date of the initial disbursement, accrued monthly and collected at the earlier of full repayment of the Financing or the Maturity Date.

Upon Borrower’s request to BDC Capital, the PIK is to be reduced through three (3) reductions of 1.0% per annum each (“PIK Reduction”) up to 3% per annum in total, based on the following three milestones:

1)  1.0% per annum PIK reduction upon successful completion of Spoke 2 within an estimated budget of $5 million anticipated to coincide with the disbursement of Tranche 3 (“Milestone 1”);

2)  1.0% per annum PIK reduction when the Borrower has processed 4,000 tonnes of batteries. Calculation begins post Tranche 3 disbursement (“Milestone 2”); and

3)  1.0% per annum PIK reduction upon achieving a trailing four quarters EBITDA equal or greater than $0 on a consolidated basis (“Milestone 3”).

Any PIK Reduction shall only apply on a go-forward basis commencing the month immediately after an aforementioned milestone is achieved, such that any PIK amount accrued up until before the milestone is achieved is not affected by the reduction.

For illustrative purposes only, if Milestone 1 is achieved in July 2020, the PIK going forward will be reduced to 2% per annum whereas all the accrued PIK until June 2020 will remain at 3% per annum.

VARIABLE COMPONENT OF THE ADDITIONAL RETURN

None

SECURITY:

As collateral security for the fulfilment of all present and future obligations of the Borrower and the Corporate Guarantor, each Financing Party, as applicable, shall provide BDC Capital with the following security or guarantees (collectively the “Security”), namely:

a)  General Security Agreement, granting a general and continuing security interest in all of the Borrower’s present and after acquired personal property and, without limiting the foregoing, on all present and future assets of the Borrower related to intellectual property of the Borrower including, without limitation, patents, trademarks, domain names, source codes, licences and any other forms of intellectual property including those already known (the “Intellectual Property”). This security interest shall rank in first position with respect to the Intellectual Property and applicable proceeds of assigned key man life insurance.

b)  US equivalent of General Security Agreement, granting a general and continuing security interest in all of the Corporate Guarantor’s present and after acquired personal property and, without limiting the foregoing, on all present and future assets of the Corporate Guarantor. This security interest shall rank in first position with respect to the Intellectual Property and applicable proceeds of assigned key man life insurance.

c)  a duly executed guarantee for an unlimited amount from the Corporate Guarantor;

d)  Assignment to BDC Capital of a Life insurance policy owned by the Borrower on the life of Ajay Kochhar in the coverage amount of $2,500,000 with BDC Capital also named as beneficiary thereof. Such assignment may be delivered to BDC Capital no later than 30 days following the disbursement of Tranche 1 of the Financing;

e)  If not converted, Postponement and Subordination Agreement in favour of BDC Capital with respect to $500,000 of capital plus accrued interest at the rate of 8% per annum owing under the convertible debenture issued by the Borrower to Sustainable Chemistry Alliance, part of Bioindustrial Innovation Canada. Cash interest not exceeding 16% per annum may be paid on $500,000 capital plus any accrued interest (accrued interest not to exceed 8% per annum up to and including March 5, 2021) after March 6, 2021 provided that the Borrower is current with the Financing and in compliance with all its covenants.

f)   Any other security or such other documents as BDC Capital may reasonably request, including in order to register and/or to perfect the Security to be granted to BDC Capital as provided hereunder.

All security documents shall be in form and substance satisfactory to BDC Capital and prepared by BDC Capital’s legal counsel.

CONDITIONS PRECEDENT TO DISBURSEMENT:

Any obligation to make any advance under the Letter of Offer is subject to the following conditions being fulfilled to the entire satisfaction of BDC Capital:

Receipt by BDC Capital of:

The Security in form and substance satisfactory to BDC Capital, registered as required to perfect and maintain the validity and rank of the Security, and such certificates, authorizations, resolutions and legal opinions as BDC Capital may reasonably require, including legal opinions on the existence and corporate capacity of the Financing Parties as well as on the validity and enforceability of the Security;

–   Written evidence, including evidence of payment, attesting that the Financing Parties have obtained all the other sources of financing, as applicable, on terms acceptable to BDC Capital, acting reasonably;

Financial and other information relating to each Financing Party and their businesses as BDC Capital may reasonably require, including, without limiting the foregoing, for any disbursement occurring more than one hundred and twenty (120) days after year end, the Borrower and Corporate Guarantor will provide BDC Capital with audited annual financial statements and the certificate of conformity relating to the operating line of credit of the Borrower provided to the banker or the short-term lender;

–   A duly executed copy of the memorandum of understanding with respect to the methods used for establishing the EBITDA.

Completion to the satisfaction of BDC Capital of the following events:

–   Legal due diligence of the Financing Parties.

Furthermore, without limiting the foregoing:

No Material Adverse Change in the financial situation of the Financing Parties or in the risk evaluation shall have occurred as at the date of any disbursement of the Financing and the Borrower and the Corporate Guarantor shall provide updated in-house financial statements never older than 60 days which compare favourably with budgets provided and which show no Material Adverse Change in the financial situation of the Borrower or the Corporate Guarantor since the last audited financial statements submitted to BDC Capital and the internal financial statements submitted to BDC Capital at the time of authorization. The Borrower and Corporate Guarantor shall provide BDC Capital with the certificate of conformity relating to the operating line of credit of the Borrower provided to the banker or the short-term lender.

All the representations and warranties made by the Borrower or the Corporate Guarantor and its representatives shall be true and exact as at the date of any disbursement of the Financing and a certificate to that effect must be signed by the Borrower and the Corporate Guarantor and its representatives prior to any such disbursement.

The Borrower and the Corporate Guarantor shall have transferred in favour of BDC Capital all the rights which the Borrower and the Corporate Guarantor holds in any all-risk insurance, including fire insurance, policies affecting its assets, BDC Capital being designated by the Borrower and the Corporate Guarantor as loss payee on such policies for the full amount of the Financing.

The Financing Parties shall not be (i) in default pursuant to the terms of any other contract, agreement or obligation entered into or executed in favour of BDC Capital nor (ii) in default under any other agreement with any third party for the granting of a loan or other financial assistance.

The Financing is expected to be disbursed in three tranches, the first tranche in the amount of $3,000,000, the second tranche in the amount of $2,000,000 and the third tranche in the amount of $2,000,000. In addition to the conditions precedent set out above for each disbursement, the obligation to advance the first tranche is subject to the following conditions being fulfilled to the entire satisfaction of BDC Capital:

Prior to the disbursement of the first tranche of $3,000,000 (“Tranche 1”):

1)  The Borrower shall provide to BDC Capital an executed fixed price construction contract for the Spoke 2 Commercial Plant anticipated at the leased location in Rochester, NY satisfactory to BDC Capital;

2)  Notwithstanding the aforementioned, for Tranche 1, the following financial statements are required for disbursement:

a.   Interim financial statements less than 60 days together with compliance certificate provided to the chartered bank or operating lender (if applicable);

b.  If disbursement occurs greater than 90 days after the year end, year end financial statements prepared by external auditor, in draft version, together with compliance certificate provided to the chartered bank or operating lender (if applicable);

c.   If disbursement occurs more than 120 days after the Borrower’s year end, the Borrower must provide financial statements prepared by external auditor together with compliance certificate provided to the chartered bank or operating lender (if applicable).

In addition to the conditions precedent set out above for each disbursement, the obligation to advance the second tranche is subject to the following conditions being fulfilled to the entire satisfaction of BDC Capital:

Prior to the disbursement of the second tranche of $2,000,000 (“Tranche 2”):

1)  The Borrower shall provide to BDC Capital a written confirmation by Zeton Inc., satisfactory to BDC Capital, confirming the following:

a.   that all work pertaining to plans and specifications of the modules has been completed;

b.  there are no deficiencies to the final construction for Spoke 2 modules;

c.   that all modules have passed the Zeton Inc. factory testing as per the agreement between Zeton Inc. and the Borrower; and

d.  that the modules are ready to ship to the Rochester, NY location for installation and commissioning.

In addition to the conditions precedent set out above for each disbursement, the obligation to advance the third tranche is subject to the following conditions being fulfilled to the entire satisfaction of BDC Capital:

Prior to the disbursement of the third tranche of $2,000,000 (“Tranche 3”):

1)  BDC Capital representative to perform a site visit of the operations at anticipated Rochester, NY site to ensure Spoke 2 commissioning is completed and the Spoke 2 facility is operational to the satisfaction of BDC Capital;

2) Borrower to provide BDC Capital with an updated general liability insurance policy, satisfactory to BDC Capital, that provides coverage for commercial operations

UNDERLYING CONDITIONS:

So long as any amount owing pursuant to the Financing Documents remains unpaid, the following conditions shall be met:

a)  Requested documents:

(i) the Borrower shall remit to BDC Capital its annual audited financial statements, on a consolidated basis, within 120 days after the end of its financial year;

(ii)  the Corporate Guarantor shall remit to BDC Capital its annual audited financial statements within 120 days after the end of its financial year;

(iii)  the Borrower shall remit to BDC Capital its consolidated internal financial statements, on a monthly basis, within 30 days after the end of each month;

(iv) The monthly internal financial statements remitted to BDC Capital shall have a comparative section with the results of the corresponding period of the last financial year;

(v)   Each of the Borrower and the Corporate Guarantor shall remit further to any change in the enterprise or on demand to BDC Capital (i) a corporate ownership chart, (ii) an organizational chart and (iii) an updated list of employees reporting to the President and CEO;

(vi) Each of the Borrower and the Corporate Guarantor shall remit annually to BDC Capital a listing of all aged accounts payable and accounts receivable with a copy of the approved annual budget;

b)  Each of the Financing Parties must provide BDC Capital, as quickly as possible, with the financial statements and reports and any other financial information that BDC Capital may reasonably require from time to time;

c)  So long as the Borrower has a compensation committee comprised of all independent members of the Board of Directors who determine management compensation, BDC Capital permits management remuneration to be determined by the compensation committee. In absence of such committee, BDC Capital reserves the right to approve management renumeration on an annual basis;

d)  Maximum unfunded capital expenditures not to exceed $100,000 per annum, without prior written approval by BDC Capital;

e)  BDC Capital will be provided the authorization to make public announcements regarding the Financing in addition to reporting details of the Financing to the Government of Canada. The Borrower will have the opportunity to review and approve the language prior to presentation;

f)   Copy of compliance certificate no older than 30 days from Senior Lender satisfactory to BDC Capital (if and when applicable);

g)  100 days post-close, the Borrower agrees to have BDC Capital and BDC Advisory Services meet with management to conduct a post-close update whereby the intent is to validate if the growth is on plan, identify any challenges and see if BDC Capital can provide any additional support;

h)  BDC shall be entitled to have an observer (the “Observer”) present at each meeting of the board of directors of the Borrower and Corporate Guarantor and to receive all documents sent to any of the directors, including minutes of all meetings, at the same time as sent to the directors. The Observer will have the same access to information as a regular director has and shall be convened to each meeting of the board of directors by notice in writing to the Observer at the same time as notice is given to the other directors. For greater certainty, it is acknowledged that the Observer shall have the same access as a director to any directors’ meetings held by means of telephonic, electronic or other communication facility;

i)   The Borrower agrees to maintain its head office and intellectual property in Canada;

j)   BDC Capital reserves the right to require and register additional security at the Borrower’s expense, in form and substance and having such priority satisfactory to BDC Capital;

k)  BDC Capital reserves the right to request financial statements of additional corporate entities and the Borrower commits to providing such statements on a timely basis from the date of BDC Capital’s request;

l)   Prior to the build of any commercial scale hydrometallurgical plant, the Borrower commits to providing BDC Capital with the necessary environmental risk assessments, permits, confirmation of financial resources, or other items requested by BDC Capital to the satisfaction of BDC Capital.

In addition, so long as any amount owing under or pursuant to this Letter of Offer or any other Financing Document remains unpaid, the financial ratio mentioned below must be met at all time by the Borrower on a consolidated basis tested monthly:

a)  Working Capital Ratio of at least 1.00:1, starting with either the disbursement of Tranche 2 or October 31, 2020, whichever comes first. Beginning January 31, 2021, the working capital will be a minimum of 1.25:1;

The abovementioned ratios shall be calculated on the basis of the financial statements of the Borrower and/or the Corporate Guarantor.

DISBURSEMENT:	Unless otherwise authorized and except for refinancing of BDC Capital loans, funds will be disbursed to BDC Capital’s legal counsel who will confirm to BDC Capital the execution, delivery and registration of the security. The latter may, if they have provided their final invoicing concurrently with the above confirmation, pay it from the disbursed funds. Any subsequent fees or disbursement shall be collected directly from the Borrower.

BDC Capital may cancel any portion of the Financing which has not been disbursed after nine months from December 12, 2019 (the “Authorization Date”).

FEES:

Cancellation Fee

If no part of the Financing has been disbursed by December 12, 2020 (the “Lapsing Date”), the Borrower and the Corporate Guarantor shall pay BDC Capital a cancellation fee of 3% of the amount of the Financing, provided, however, that BDC Capital shall have the right to extend the Lapsing Date in its sole and entire discretion without notice to or consent from the Borrower and the Corporate Guarantor. For greater certainty and in any event, BDC Capital will not charge a cancellation fee on any portion of the Financing cancelled by BDC Capital prior to the Lapsing Date.

In case of partial disbursement not already provided for in this Letter of Offer, any part of the Financing that has not been disbursed by the Lapsing Date will automatically be cancelled. If more than 50% of the Financing is so automatically cancelled, the Borrower and the Corporate Guarantor shall pay a cancellation fee of 3% of the portion of the Financing automatically so cancelled.

The cancellation fee is payable on demand and is liquidated damages, not a penalty, and represents a reasonable estimate of BDC Capital’s damages should the Financing be cancelled or allowed to lapse in whole or in part.

Standby Fee

Commencing 12 months after the Authorization Date, the Borrower and the Corporate Guarantor shall pay BDC Capital a non-refundable standby fee calculated at a rate of 3% per annum on the portion of the Financing which has not been advanced or cancelled. This fee shall be calculated daily and be payable in arrears commencing on the next occurring Payment Date and on each Payment Date thereafter.

Financing Management Fee

The Borrower and the Corporate Guarantor shall pay BDC Capital a non-refundable management fee of $700.00 per month. This management fee is payable on the date of the first Payment Date following the initial advance of the Financing and thereafter on each monthly anniversary of such first advance, until the Maturity Date.

Legal Fees and Expenses

The Borrower and the Corporate Guarantor shall pay all legal fees and expenses of BDC Capital incurred in connection with the Financing and the Financing Documents including the enforcement of the Financing and the Financing Documents. All legal fees and expenses of BDC Capital in connection with any amendment or waiver related to the foregoing shall also be for the account of the Borrower and the Corporate Guarantor.

The Borrower’s and the Corporate Guarantor’s obligation to indemnify BDC Capital under this Section continues before and after default and notwithstanding repayment of the Financing or discharge of any part or all of the Security.

REPRESENTATIONS AND WARRANTIES:	Each of the Borrower and the Corporate Guarantor makes the representations and warranties in Schedule A — Section III. These representations and warranties shall survive the execution of the Letter of Offer and shall continue in force and effect until the full payment and performance of all obligations of the Financing Parties pursuant to the Financing Documents.

COVENANTS:

So long as any amount owing pursuant to the Financing Documents remains unpaid, each Borrower and the Corporate Guarantor shall perform the covenants set forth in Schedule “A” — Sections IV and V.

Without limiting the above, the Borrower and the Corporate Guarantor will notify BDC Capital of its intent to use IFRS and acknowledges, by undertaking to sign the resulting amended forms or contracts, that there may be modifications required to the calculation of EBITDA, Excess Available Funds, required ratios and to other pertinent calculations to ensure the spirit of the underlying conditions is maintained.

EVENTS OF DEFAULT:	The occurrence of any of the events listed in Schedule A — SECTION VI constitutes an Event of Default under the Letter of Offer. If a default occurs, any obligation of BDC Capital to make any advance, shall, at BDC Capital’s option, terminate and BDC Capital may, at its option, demand immediate payment of the Financing and enforce any security, the whole without any prejudice to the covenants of the Financing Parties to pay the Royalties, the Bonus on Sale, the Bonus Equity or the Prepayment Bonus, as applicable, if a portion of the Financing has been disbursed before the occurrence of the default justifying the application of this paragraph.

CONFLICTS:	The Financing Documents constitute the entire agreement between BDC Capital and the Financing Parties. To the extent that any provision of the Financing Documents is inconsistent with or in conflict with the provisions of the Letter of Offer, the provisions of the Letter of Offer shall govern.

INDEMNITY:	The Borrower and the Corporate Guarantor shall indemnify and hold BDC Capital harmless against any and all claims, damages, losses, liabilities and expenses incurred, suffered or sustained by BDC Capital by reason of or relating directly or indirectly to the Financing Documents save and except any such claim, damage, loss, liability and expense resulting from the gross negligence or wilful misconduct of BDC Capital.

SCHEDULES:	All Schedules have been inserted after the signature page and form an integral part of the Letter of Offer.

DEFINITIONS:	In the Letter of Offer, capitalized terms have the meanings described in Schedule “A”-Section I or Section II or are defined elsewhere in the text of the Letter of Offer.

GOVERNING LAW:	The Letter of Offer shall be governed by and construed in accordance with the laws of the province of Ontario and the laws of Canada applicable therein. Any claim or suit for any reason whatsoever under this Letter of Offer shall be brought in the judicial district of Toronto, province of Ontario, Canada, at the exclusion of any other judicial district which may have jurisdiction over such dispute as prescribed by law.

SUCCESSORS AND ASSIGNS:	The Letter of Offer shall be binding on and enure to the benefit of each Financing Party and BDC Capital and their respective successors and assigns. No Financing Party shall have the right to assign, in whole or in part, its rights and obligations under or pursuant to the Financing Documents without BDC Capital’s prior written consent.

ACCEPTANCE	The Letter of Offer and any modification of it may be executed and delivered by original signature, fax, or any other electronic means of communication acceptable to BDC Capital and in any number of counterparts, each of which is deemed to be an original and all of which taken together shall constitute one and the same Letter of Offer.

Should you have any questions regarding the Letter of Offer, do not hesitate to communicate with the undersigned.

This 16th day of December 2019.

BDC CAPITAL INC.

Jahangir Bhatti	Susan Rohac
Director, Cleantech Practice BDC Capital (416) 736-3423 (613) 943-9866 Jahangir.BhattiPbdc.ca	Vice President, Cleantech Practice BDC Capital (613) 995-9598 (613) 943-9866 Susan.RohacPbdc.ca

CONSENT AND ACCEPTANCE

Each Financing Party hereby accepts the foregoing terms and conditions set forth above and in all attached Schedules.

Signed this 20 day of December    2019.

Li-Cycle Corp.

, Authorized Signing Officer
Name:	Bruce MacInnis
[Please print name of signing party]

GUARANTOR Li-Cycle Inc.

, Authorized Signing Officer
Name:	Bruce MacInnis
[Please print name of signing party]

SCHEDULE A

SECTION I

DEFINITIONS

“ASPE” — means the accounting standards for private enterprises, Part II CPA Canada Handbook.

“BDC Capital’s Base Rate” — means the annual rate of interest announced by the Bank through its offices from time to time as its base rate applicable to each of BDC Capital’s fixed interest rate plans then in effect for determining the fixed interest rates on Canadian dollar loans.

“Change of Control” — means any operation or series of successive and subsequent transactions pursuant to which the Control of a Person is transferred from one Person to another or required by a Person, or any binding undertaking to proceed with any such operations.

“Control” — means the power to, directly or indirectly, direct or cause the direction of the management and business or affairs of a Person, whether through ownership of voting securities, by contract or otherwise, including, but without limiting the foregoing, in the case of a corporation the holding, directly or indirectly of more than fifty per cent (50%) of the voting shares of such corporation.

“EBITDA” — has the meaning set forth in Schedule B hereof.

“Financing” — shall have the meaning indicated in the preamble, or, as the context may require, at any time the unpaid principal balance of the Financing.

“Financing Documents” — means, collectively, the application for financing, the Letter of Offer, the security contemplated by the Letter of Offer and all other documents, instruments and agreements delivered in connection with the foregoing.

“Financing Party” — means either the Borrower or any of the Guarantors and “Financing Parties” means collectively each of the Borrower or Guarantors.

“Fixed Component of the Additional Return” — means and shall refer to any additional return component described and contained in the Fixed

Component of the Additional Return sub-section of the present Letter of Offer.

“IFRS” — means the International Financial Reporting Standards issued by the International Accounting Standards Board and adopted by the Accounting Standards Board as Canadian GAAP for publicly accountable enterprises and the ones which opt to adopt such standards.

“Interest Adjustment Date”- means, in respect of any fixed interest rate plan, the day after the Interest Expiration Date of such fixed interest rate plan.

“Interest Expiration Date”- means the date on which a fixed interest rate plan expires.

“Material Adverse Change” — means (i) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of any Financing Party, (ii) a material impairment of the ability of any Financing Party to perform any of its obligations under any Financing Document, or (iii) a material adverse effect upon any substantial portion of the assets subject to security in favour of BDC Capital or upon the legality, validity, binding effect, rank or enforceability of any Financing Document.

Memorandum of Understanding means the memorandum of understanding in the form attached as Schedule B to be executed by BDC Capital, the Borrower and the Corporate Guarantor.

“Person” — includes any individual, natural person, sole proprietorship, partnership, limited partnership, unincorporated association, syndicate or organization, any trust, body corporate, government agency, and a natural person in his or her capacity as trustee, executor, administrator, or other legal representative and any other form of organization or entity whatsoever.

“Working Capital” — means the total current assets minus (i) the total current liabilities (within the meaning ascribed to them by ASPE, applied consistently) less (ii) future income tax receivables and less (iii) the account receivables due from related parties or outside the ordinary course of business.

“Working Capital Ratio” — is calculated by dividing total current assets (within the meaning ascribed to them by ASPE, applied consistently) less future income tax receivable, less account receivable due from related parties or outside the ordinary course of business by the total current liabilities.

SECTION II

PREPAYMENT DEFINITIONS

“Prepayment Indemnity” — means the sum of the Present Values calculated for each Payment Date from the date of prepayment until the Maturity Date of the Financing.

“Interest Differential Charge” — means the sum of the Present Values calculated for each Payment Date from the date of prepayment until the Maturity Date of the difference between BDC Capital’s Base Rate on this Financing and BDC Capital’s Base Rate for the Corresponding Fixed Interest Rate Plan, which is applicable only if BDC Capital’s Base Rate on this Financing is greater than BDC Capital’s Base Rate at the time of a prepayment.

“Prepayment Bonus” — means the sum of the Interest Differential Charge and the Prepayment Indemnity.

“Present Values” — for the purpose of determining the Interest Differential Charge and the Prepayment Indemnity will be computed at a discount rate (“DR”) equal to (i) BDC Capital’s Base Rate for the Corresponding Fixed Interest Rate Plan as the discount rate in the case of a Financing subject to a fixed interest rate, or (ii) BDC Capital Floating Base Rate as the discount rate in the case of a Financing subject to a floating interest rate and the manner of such computation will be according to the following formula:

CF
{1 + (DR /12)}t

Where:

•	“Cr is the sum of: (i) the Variance (if positive) multiplied by the principal prepayment amount, (ii) the difference between BDC Capital’s Base Rate on this Financing and BDC Capital’s Base Rate for the Corresponding Fixed Interest Rate Plan (if positive and if the Financing is subject to Fixed Interest Rate Plan) multiplied by the principal prepayment amount, (iii) the financing management fees and (iv) if applicable, any Fixed Component of the Additional Return which would otherwise have been outstanding at the Payment Date until the Maturity Date;

•	“DR” is the applicable discount rate; and

•	“t” is the number of monthly periods between the prepayment date and the Maturity Date.

SECTION III

REPRESENTATIONS AND WARRANTIES

The Borrower and the Corporate Guarantor hereby represents and warrants to BDC Capital that:

1.

It is a partnership, trust or corporation, as the case may be, duly constituted, validly existing and duly registered or qualified to carry on business in each jurisdiction where it is required by applicable laws to be so registered or qualified.

2.

The execution, delivery and performance of its obligations under the Letter of Offer and the other Financing Documents to which it is a party have been duly authorized and constitute legal, valid and binding obligations enforceable in accordance with their respective terms.

3.	It is not in violation of any applicable law, which violation could lead to a Material Adverse Change.

4.	No Material Adverse Change exists and there are no constitute, with the lapse of time, the giving of notice or otherwise, a Material Adverse Change.

5.	It is not in default under the Letter of Offer or any other Financing Document.

6.

All information provided by it to BDC Capital is complete and accurate and does not omit any material fact and, without limiting the generality of the foregoing, all financial statements delivered by it to BDC Capital fairly present its financial condition as of the date of such financial statements and the results of its operations for the period covered by such financial statements, all in accordance with ASPE.

7.

There is no pending or threatened claim, action, prosecution or proceeding of any kind including but not limited to non-compliance with environmental law or arising from the presence or release of any contaminant against it or its assets before any court or administrative agency which, if adversely determined, could lead to a Material Adverse Change.

8.

In respect of properties and assets charged pursuant to the Financing Documents, it has good and marketable title, free and clear of any encumbrances, except for what has been disclosed herein or has been accepted in writing by BDC Capital.

9.	It is the rightful owner of all its intellectual property with all right, title and interest in and to all of its intellectual property.

The foregoing representations and warranties shall remain in full force and true until the Financing is repaid in full.

SECTION IV

COVENANTS

The Borrower and the Corporate Guarantor shall:

1.	Perform its obligations and covenants under the Financing Documents.

2.	Maintain in full force and effect and enforceable the Security contemplated by this Letter of Offer.

3.	Notify BDC Capital immediately of the occurrence of any default under the Letter of Offer or any other Financing Documents.

4.	Comply with all applicable laws and regulations.

5.

Keep all its assets insured for physical damages and losses on an “All-Risks” basis for their full replacement value and cause all such insurance policies to name BDC Capital as loss payee as its interests may appear. The policies shall also name BDC Capital as mortgagee and include a standard mortgage clause in respect of buildings over which BDC Capital holds security and, as further security, assign or hypothecate all insurance proceeds to BDC Capital; and

If requested by BDC Capital, maintain adequate general liability insurance and environmental insurance or any other type of insurance it may reasonably require to protect it against any losses or claims arising from pollution or contamination incidents and to provide certified copies of such policies.

6.	Notify BDC Capital immediately of any loss or damage to its property.

7.

Without limiting the generality of paragraph 4 above, in relation to its business operations and the assets and projects of its business, operate in conformity with all environmental laws and regulations; make certain that its assets are and will remain free of environmental damage; inform BDC Capital immediately upon becoming aware of any environmental issue and promptly provide BDC Capital with copies of all communications with environmental authorities and all environmental assessments; pay the cost of any external environmental consultant engaged by BDC Capital to effect an environmental audit and the cost of any environmental rehabilitation or removal necessary to protect, preserve or remediate the assets, including any fine or penalty BDC Capital is obligated to incur by reason of any statute, order or directive by a competent authority.

8.	Promptly pay all government remittances, assessments and taxes including real estate taxes and provide BDC Capital with proof of payments as BDC Capital may request from time to time.

9.	Promptly furnish to BDC Capital such information, reports, certificates and other documents concerning any Financing Party as BDC Capital may reasonably request from time to time.

10.

Not engage in, or permit its premises to be used by a tenant or other person, for any activity which BDC Capital, from time to time, deems ineligible, including without limitation any of the following ineligible activities:

a)

businesses that are sexually exploitive or that are inconsistent with generally accepted community standard of conduct and propriety, including those that feature sexually explicit entertainment, products or services; businesses that are engaged in or associated with illegal activities; businesses trading in •countries that are proscribed by the Federal Government;

b)	businesses that operate as stand-alone nightclubs, bars, lounges, cabarets, casinos, discotheques, video arcades, pool and billiard halls, and similar operations;

c)	businesses that promote nudism and naturism.

BDC Capital’s finding that there is an ineligible activity will be final and binding between the parties and shall not be subject to review. The prohibition set out in this paragraph 10 shall also apply to any entity that Controls, is Controlled by, or that is under the common control with, any Financing Party.

11.

In the event that one or several related corporations are incorporated or acquired, including all new subsidiaries and sister companies of the Borrower, these new entities shall ratify and become a party to this Letter of Offer as co-borrower or guarantor at the sole discretion of BDC Capital. BDC Capital may require that these new entities grant in favour of BDC Capital security which shall be registered on their assets to guarantee their respective obligations and the obligations and the Financing pursuant to this Letter of Offer.

SECTION V

NEGATIVE COVENANTS

Without the prior written consent of BDC Capital, neither the Borrower nor the Corporate Guarantor shall:

1.	Change the nature of its business.

2.

Amalgamate, merge, acquire or otherwise combine its business, or create an affiliated company (“affiliate” having the meaning given to it in the Canada Business Corporations Act), or sell or otherwise transfer a substantial part of its business or any substantial part of its assets, or grant any operating license.

3.	Permit any of its shareholders to sell or transfer their shares in the capital stock of such Financing Party save and except shares listed on a recognized stock exchange acceptable to BDC Capital.

4.	Permit any Change of Control of such Financing Party or change the capital structure of such Financing Party by contractual or other means.

5.	Permit any change in the shareholding of such Financing Party, except for options issued to employees under an approved stock option plan.

6.

Allow a loan to be sought or extended, an investment to be made, a guarantee to be given, and no asset securing the Financing shall be pledge or hypothecated to another creditor, whether done for the benefit of the Borrower or for the benefit of a third party.

7.

Declare a dividend on, or redeem or repay any obligation in respect of any shares in its capital. In addition, any advance or transfer of funds in any form whatsoever shall be made to the ultimate shareholders and/or to the corporations they own.

8.	Make any modifications to the end date of its fiscal year, its accounting standards and/or policies.

SECTION VI

EVENTS OF DEFAULT

1.	Any Financing Party fails to pay any amount owing under or pursuant to the Financing Documents.

2.	Any Financing Party fails to comply with or to perform any provision of the Letter of Offer or any other Financing Documents.

3.

Any Financing Party is in default under any other agreement with BDC Capital or any third party for the granting of a loan or other financial assistance and such default remains unremedied after any cure period provided in such other agreement.

4.	Any representation or warranty made by any Financing Party herein or in any other Financing Document is breached, false or misleading in any material respect, or becomes at any time false.

5.

Any schedule, certificate, financial statement, report, notice or other writing furnished by any Financing Party to BDC Capital in connection with the Financing is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

6.

Any Financing Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay its debts as they become due; or any Financing Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Financing Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Financing Party or for a substantial part of the property of such Financing Party; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Financing Party; or any Financing Party takes any action to authorize, or in furtherance of, any of the foregoing.

7.	The Borrower and/or the Corporate Guarantor ceases or threatens to cease to carry on all or a substantial part of its business.

8.	The occurrence of a Change of Control of the Borrower and/or the Corporate Guarantor from the date of the application of financing.

9.	Any Financing Party is in violation of any applicable law relating to terrorism or money laundering, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

10.	The occurrence, in the opinion of BDC Capital, of a Material Adverse Change.

SECTION VII

GENERAL TERMS AND CONDITIONS

Each Financing Party agrees to the following additional provisions:

Interest Cap

If the aggregate amount of charges payable as interest, additional interest, interest on arrears, or any other charges paid or payable in connection with the Financing (collectively the “Charges”) at any time whatsoever would constitute the application of an effective annual rate of interest in excess of the limit permitted by any applicable law, then the Charges shall be reduced so that the charges paid or payable shall not exceed the maximum permissible under such law. Any excess which has been paid will be refunded by BDC Capital within ten business days following BDC Capital’s determination of the amount to be refunded.

Other Available Interest Rate Plans

If applicable, the Borrower having selected a floating interest rate plan may select BDC Capital available fixed interest rate plan. The expiry date of the selected plan shall occur after the initial Maturity Date or subsequently amended Maturity Date of the Financing. If the Borrower so selects any fixed rate plan before the Acceptance Date, it shall be based on BDC Capital’s Base Rate in effect on the Authorization Date. If the selection is made after the Acceptance Date, the Borrower will have to pay to

BDC Capital applicable fee and the interest rate shall be based on BDC Capital’s Base Rate then in effect. The new rate shall become effective on the fourth day following receipt of the request by BDC Capital.

However, in the event of a period of increased interest rate volatility, which will be determined by a fluctuation of greater than 0.5% during the same transaction day of the yield to maturity of the five-year Canada bond benchmark, BDC Capital reserves the right to suspend the borrower’s right to switch from a floating interest rate plan to a fixed interest rate plan.

Interest Adjustment Date

If the Financing is not paid in full by the Interest Adjustment Date, BDC Capital will set a new interest rate plan based on the revised Interest Adjustment Date of the Financing at BDC Capital’s Base Rate then in effect adjusted by the Variance and shall then notify the Borrower.

In the event BDC Capital should demand repayment of the Financing by reason of an event of default, any fixed interest rate applicable at the time of demand shall continue to apply to the Financing until full repayment and shall not be adjusted at the next Interest Adjustment Date.

Pre-Authorized Payment System

All payments provided for in the Letter of Offer must be made by pre-authorized debits from the Borrower’s bank account. The Borrower shall sign all documentation required to that effect and provide a sample cheque marked void.

Application of Payments

All payments will be applied in the following order:

1.	any Prepayment Bonus (including the monthly interest and Interest Differential Charge);

2.	protective disbursements;

3.	standby fees (arrears and current);

4.	arrears, in the following order: transaction fees, administration fees, management fees, Royalties, bonuses or other premiums, interest and principal;
5.	current balances, in the following order: transaction fees, management fees, Royalties, bonuses or other premiums, interest and principal;

6.	cancellation fees; and

7.	other amounts due and payable under the Financing Documents.

Other than regular payments of principal and interest, BDC Capital may apply any other monies received by it, before or after default, to any debt the Borrower may owe BDC Capital under or pursuant to the Letter of Offer or any other agreement and BDC Capital may change those applications from time to time in its sole discretion.

Consent to Disclosure and Exchange of Information

Each Financing Party authorizes BDC Capital, at any time and from time to time, (i) to obtain financial, compliance, account status and any other information about a Financing Party and its respective business from its accountants, its auditors, any financial institution, creditor, credit reporting or rating agency, credit bureau, governmental department, body or utility, and (ii) to disclose and exchange information with any financial institution relating to, in connection with or arising from the business of any Financing Party which BDC Capital may currently have or subsequently obtain.

Each Financing Party recognizes that in accordance with prudent business practices to « know your client » and in accordance with its internal policies, BDC Capital may be required to obtain, verify, maintain information regarding the Financing Parties, their directors, theirs officers duly authorized to sign, their shareholders or other persons who exercise control over each Financing Party. Each Financing Party agrees to provide without delay all information, including supporting documents and other evidence that BDC Capital, or a potential assignee or another company with an interest in BDC Capital, acting reasonably, could ask to comply with internal policies or legislation in the fight against the laundering of proceeds of crime or financing of terrorist activities that apply to them.

Notices

Notices must be in writing and may be given in person, or by letter sent by fax, mail, courier or electronically; if to a Financing Party, at its address above or such other addresses as the Financing Party may advise BDC Capital in writing, or if to BDC Capital, at BDC Capital’s address above.

SCHEDULE B

Memorandum of Understanding

Re: EBITDA calculations

This memorandum is used to define the basis of the EBITDA that will be used for calculating the milestone completion for the PIK reduction, as set out in financing #165165-01 as authorized on December 12, 2019 by BDC Capital in favor of the Borrower.

DEFINITIONS:

“EBITDA”: means with respect to the Borrower and the Corporate Guarantor, net Income before:

•	interest (long term and short term);

•	income taxes;

•	depreciation and /or impairment and/or impairment of assets;

•	management fees, royalties and charges of financial institutions;

•	gains or losses from the disposal of assets;

•	gains or losses on debt write-offs or to related persons;

•	expenses related to stock-based compensation;

•	any expenses related to the assessment of capital stock such as, without limiting the foregoing the adjustment of the redemption value of preferred shares;

•	any return on preferred shares to be submitted to the income statement;

•

any other entry outside the ordinary course of business with no impact on cash flow, including without limiting the generality of the foregoing, any impact of the transition to new accounting standards.

Finally, the Borrower and the Corporate Guarantor commits itself to:

1.	To produce its audited financial statements annually according the ASPE and to maintain the same accounting principles as those used in the latest annual audited statements dated October 31, 2018.

2.	To produce an annual confirmation of the EBITDA calculations by the external auditors starting with the 2020 financial year.

3.	To obtain BDC Capital’s written permission before creating any new entity and allow the EBITDA and the Excess Available Funds of such new entity, if positive, to be added to the present calculations.

IN WITNESS WHEREOF, the parties signed this December 16, 2019.

BDC CAPITAL INC.

Jahangir Bhatti	Susan Rohac
Director, Cleantech Practice	Vice President, Cleantech Practice
BDC Capital	BDC Capital
(416) 736-3423	(613) 995-9598
(613) 943-9866	(613) 943-9866
Jahangir.BhattiPbdc.ca	Susan.RohacPbdc.ca

Li-Cycle Corp.

, Authorized Signing Officer
Name:	Bruce MacInnis
[Please print name of signing party]

GUARANTOR Li-Cycle Inc.

, Authorized Signing Officer
Name:	Bruce MacInnis
[Please print name of signing party]